Exhibit 10.3

One Kendall Square, Suite B3501

Cambridge Massachusetts 02139

TEL	617.418.2200
FAX	617.418.2201

September 9, 2013

Michael Pellini

One Kendall Square, Suite B3501

Cambridge, MA 02139

Dear Dr. Pellini:

This Amended and Restated Offer of Employment (the “Offer Letter”) by and between you and Foundation Medicine, Inc. (“Foundation Medicine” or the “Company”) amends and restates your offer letter dated as of March 14, 2011.

It is with great pleasure that I confirm the terms of your employment with Foundation Medicine as President and Chief Executive Officer, with all authority commensurate with such position, and subject to the supervision of, and any conditions or restrictions on such authority as determined from time to time by, the Board of Directors (the “Board”). In addition, (i) prior to an initial public offering by the Company, you will be appointed by the Board to serve as a member of the Board for so long as you serve as the Company’s Chief Executive Officer, and (ii) following an initial public offering by the Company, you will be nominated by the Board, or a committee thereof, for election to the Board by the Company’s stockholders for so long as you serve as the Company’s Chief Executive Officer. Your effective date of hire as a regular, full-time employee was May 9, 2011 (the “Start Date”).

You agree to perform the duties and responsibilities inherent in such position, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board, including, but not limited to, (i) leadership regarding efforts to create value for the Company, (ii) guiding the Company’s effort to identify and diligence business development opportunities that are consistent with the strategic goals of the Company, and to negotiating such opportunities as are approved by the Board, (iii) leading the effort to develop and achieve the annual financial and business plan goals for the Company and (iv) development and ongoing maintenance of the Company’s values and positive culture, reinforcing the Company’s mission to be a highly productive organization that aspires to become one of the leading companies in the industry. You also agree that while employed by the Company you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it, provided you may serve on other boards of directors or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with your performance of your duties to the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, from and after the date that they are disclosed to you.

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

Salary and Expense Reimbursement. Your current salary is an annual rate of $406,850, payable twice per month in accordance with Foundation Medicine’s standard payroll practices and subject to customary deductions and withholdings as required by law. Your performance will be reviewed by the Board on an annual basis in conjunction with an annual salary review, and may be increased by the Board as a result of such review (but not decreased except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company). Also, the Company will reimburse your reasonable out-of-pocket travel expenses and other expenses related to your work based on the Company’s expense reimbursement policy.

Bonus. You will be eligible to receive an annual incentive bonus, potentially consisting of both cash and options, in accordance with the Company’s bonus program and at the discretion of the Board. During your employment with the Company, you shall be eligible to receive an annual incentive bonus as part of such annual bonus program no later than 90 days after the end of each calendar year with a target of up to forty percent (40%) of your annual base salary paid for such year, as determined by the Board (or its Compensation Committee) based on the Board’s assessment (or its Compensation Committee’s assessment) of performance goal targets mutually agreed upon at the beginning of the applicable calendar year by the Board and you.

Living Expense Assistance and Relocation Assistance. The Company acknowledges that you live in California and as a condition of your employment you will be commuting to the Company’s offices in Massachusetts. In the absence of relocation, the Company will reimburse or directly pay you for living expenses in Boston, Massachusetts, including executive apartment rental, utilities, internet, telephone, television, cleaning and other customary costs associated with the executive apartment rental, and food expenses (to the extent such food expenses are not otherwise reimbursable as a business expense under the Company’s business expense policy), in each instance as incurred in the metropolitan Boston, Massachusetts area (“Living Expenses”) up to $50,000 annually (the “Living Expenses Cap”). Any unused portion of the Living Expenses Cap, or any Living Expenses in excess of the Living Expenses Cap shall not affect the amount of Living Expenses eligible for reimbursement in any subsequent calendar year. The Company will also reimburse or directly pay for your reasonable travel expenses incurred annually commuting between California and Boston, Massachusetts (“Commuting Expenses”).

The Company will determine in its reasonable judgment what, if any, of your Commuting Expenses and Living Expenses paid for or reimbursed by the Company are taxable to you in accordance with applicable law and will comply with associated withholding and tax reporting obligations. To the extent certain of these Commuting Expenses and Living Expenses are deemed taxable by the IRS in a given year, the Company will provide you with a tax gross-up payment such that after payment of taxes (federal, state and employment) on such amount, there remains a balance sufficient to pay the taxes (federal, state and employment) on the amount of your taxable reimbursable Commuting Expenses and Living Expenses. The Company will make such tax gross-up payment promptly but in no event later than the end of the calendar year in which you remit the related taxes.

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

Options to Purchase Stock. As an incentive for you to share in the long-term growth of Foundation Medicine, the Board granted to you a stock option, effective on your Start Date, to purchase 2,200,000 shares of Foundation Medicine’s common stock (the “Option”) at an exercise price per share equal to the fair market value of Foundation Medicine’s common stock on the date of the grant (which fair market value was most recently determined to be $0.02 per share), as determined by the Board. The Option is a non-statutory stock option.

This grant represented approximately 5.5% ownership of the Company on a fully-diluted basis, as set forth in the attached Annex, and assuming the full investment of all remaining tranches of the Company’s current Series A Financing. The Series A Financing was increased in size prior to the first anniversary of the Start Date and, as a result, the Board granted to you an additional stock option, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date such option was granted, to maintain your ownership of the Company on a similar fully-diluted and fully-invested basis at no less than 5.5% (on substantially the same terms as the Option and with a vesting schedule matching the Option and running from the Start Date).

The Option is governed by a stock option agreement (in the standard form approved by the Board), and is subject to the provisions of Foundation Medicine’s then-current stock incentive plan. The stock option agreement describes in detail the Early Exercise Provision, which effectively offers you the ability to exercise the option to purchase shares of common stock at any time after the effective date of its grant and in advance of vesting (in which case there shall be a Company right of repurchase that shall lapse at the same rate of vesting of the Option), and also describes the vesting of the Option, which will be as follows: vesting over a four-year period, with 25% vesting on the first anniversary of the Start Date, and an additional 6.25% vesting on the last business day of each calendar quarter for the next twelve successive quarters of employment, until 100% of the Option has become vested, provided that you are still employed by Foundation Medicine on each such vesting date. In addition, vesting (a) will accelerate with regard to 25% of the Option (that is, such 25% of the original 2,200,000 shares and allocated equally from the remaining unvested portion across each of the future scheduled vesting dates of the Option) upon an initial public offering of the Company’s securities, and (b) will accelerate with regard to 25% of the 592,634 shares covered under an option granted on January 11, 2012 (the “Maintenance Option”) (that is 25% of the 592,634 shares and allocated equally from the remaining unvested portion of the Maintenance Option across each of the future scheduled vesting dates of the Maintenance Option) upon an initial public offering of the Company’s securities, and (c) will accelerate with regard to the entire remaining portion of the Option, the Maintenance Option and any Equity Award that has been granted acceleration rights and is designated as an Acceleration Equity Award (each as defined below) upon a “Change of Control” (as defined below).

A list of all Equity Awards (as defined below) granted to you by the Company as of the date of this Offer Letter is attached as Exhibit A (the “Equity Schedule”). The Equity Awards are subject to the terms and conditions of the Company’s incentive equity plan(s), as may be amended from time to time, and associated award agreements (collectively, and together with the Equity Schedule, the “Equity Documents”).

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

Certain Equity Awards have been granted acceleration rights described below and are designated as Acceleration Equity Awards on the Equity Schedule (the “Acceleration Equity Awards”). Equity Awards not granted Acceleration Rights by the Company are designated as Non-Acceleration Equity Awards on the Equity Schedule (the “Non-Acceleration Equity Awards”). Any Equity Awards granted to you by the Company that are not listed on the Equity Schedule shall be considered Non-Acceleration Equity Awards, unless and until they are granted Acceleration Equity Award status by the Board. Consistent with the Equity Documents, the Equity Schedule may be amended from time to time by the Company to add Acceleration Equity Awards or to add Non-Acceleration Equity Awards, and to convert Non-Acceleration Equity Awards to Acceleration Equity Awards. Each amendment to the Equity Schedule shall be consecutively numbered and dated, shall make express reference to this Offer Letter, shall supersede the immediately preceding Equity Schedule, and following issuance shall be incorporated into this Offer Letter and shall constitute one of the Equity Documents.

Subject to the further provisions of this Offer Letter and the Equity Documents, vesting of the Acceleration Equity Awards shall accelerate with regard to the entire remaining unvested portion of such Acceleration Equity Awards in the event of a Change in Control.

For purposes of this Offer Letter:

“Change in Control” shall mean:

(i)	prior to the completion of an initial public offering by the Company, an event that (a) is a Deemed Liquidation Event within the meaning of such term as set forth in the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, as amended and/or restated from time to time and (b) results in the payment of proceeds to the stockholders of the Company; and

(ii)	following the completion of an initial public offering by the Company, any of the following:

a.	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

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Offer Letter – Michael J. Pellini, MD

September 9, 2013

b.	the date when a majority of the members of the Board of Directors of the Company is replaced during any consecutive twenty-four month period by individuals who, prior to their election, or nomination for election by the Company’s shareholders, were not approved by a majority of the members of the Board of Directors in existence on the date immediately prior to such election, appointment or nomination; or

c.	the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not include (1) an initial public offering and (2) shall not be deemed to have occurred for purposes of the foregoing clause (ii)(a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (ii)(a).

“Equity Award” shall mean all incentive stock options, non-statutory stock options, shares of restricted stock, restricted stock units or other incentive equity awards in respect of shares of the Company’s equity securities that have been or will be granted to you by the Company.

Benefits. As a regular, full-time employee, you will be eligible to participate in the employee benefit plans that Foundation Medicine offers to members of its management team. Descriptions of the Company’s benefit plans will be available upon request. These plans may be amended or terminated from time-to-time with or without prior notice. In particular, we note that the Company currently provides group long-term disability insurance, and that it is our intention to recommend to the Board the adoption of a group life insurance benefit that is competitive with that offered by similar companies. In addition, you will be entitled to take up to twenty (20) days of vacation each calendar year and to such other holidays as Foundation Medicine recognizes for members of its management team, and you may accrue and carry-forward

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

up to five (5) days of unused vacation from a calendar year into the following year (but, for clarity, such accrual may not be carried forward cumulatively over multiple years). For any calendar year in which you are employed with the Company for only a portion of such year, your vacation allowance will be pro-rated.

Terms of Employment. It is important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with Foundation Medicine at any time for any reason. Similarly, Foundation Medicine will have the right to terminate its employment relationship with you at any time for any reason. Your employment and this letter will be governed by the laws of Massachusetts.

Severance. Without otherwise limiting the “at will” nature of your employment, in the event your employment is terminated at any time by the Company without Cause (as defined below) or by you for Good Reason (within three (3) months of the initial existence of the condition or event that constitutes Good Reason), the Company will (i) continue to pay you your base salary rate in effect on the date of termination for a period of 18 months following termination plus accrued but unused vacation, (ii) pay Company-paid COBRA continuation medical benefits for you (and your eligible dependents) for a period of 18 months following termination, and pay for a period of 18 months following termination for all other Company benefits in effect as of your termination, with regard to group benefit plans if and to the extent that you can continue to be covered during such period under the terms of such plans, (iii) pay any unreimbursed expenses incurred through the date of termination and reimbursable under the terms of this letter, (iv) make any other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter (including, but not limited to, any of the agreements you have relating to the Option or other equity of Foundation Medicine), and (v) if such termination occurs after March 1,2012, will also pay you, during the 60 days after the end of the calendar year in which such termination occurs, an amount equal to your target annual incentive bonus for such calendar year pro-rated for the portion of such calendar year during which you remained employed by the Company. Further, any unvested portion of any stock options and any unvested shares of common stock (that is, shares of common stock that are subject to a lapsing right of repurchase of the Company) that, but for your termination, would have vested during the period of 12 months following termination, will become vested on the effective date of such termination and shall no longer be subject to the Company’s repurchase right. The severance benefits in (i) and (ii) above shall commence within 60 days after the date your employment terminates, provided that if such 60 day period begins in one calendar year and ends in a second calendar year, such severance benefits shall commence in the second calendar year and, provided, further that if such severance benefits do not begin immediately on the date you employment terminates, the first payment thereof shall contain a “catch up” payment including all amounts that would have been paid had such severance benefits commenced on the date your employment terminated. In order to receive any and all of these severance benefits (other than under COBRA), you will be required to execute and not revoke a separation agreement with the Company that includes a general release of all known and unknown claims that you may then have against the Company or persons affiliated with the Company substantially in the form attached to this letter as Exhibit B, but with such changes as may be

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

necessary to make such release enforceable under applicable law to the fullest extent contemplated by the language in that form. Such separation agreement shall also provide that for three (3) years following your termination of employment that: (i) you covenant and agree that you will not make any disparaging comments, statements or communications about the Company, its affiliates, stockholders, directors, officers, employees or agents, or its management or business practices, and (ii) the Company will not (and the Company will instruct the Board of Directors and the senior executive officers of the Company to not) make any disparaging comments, statements or communications about you, provided, that these provisions shall not prohibit any party (A) from disclosing that you are no longer employed by the Company; (B) from responding truthfully to any governmental investigation, legal process or related inquiry; (C) from making reasonable competitive statements in the course of promoting a competing business, so long as any statements described in this clause (C) do not violate the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement described below; or (D) making a good faith rebuttal of the other party’s untrue or misleading statement. As used in this paragraph, the term “disparage” means any statements, whether orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), that intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other party.

For the purposes of this letter, “Cause” means that one or more of the following events has occurred:

(i)	conviction of a felony;

(ii)	willful failure to substantially perform (other than by reason of disability) your duties and responsibilities as set forth in, or determined in accordance with, this letter that results in material harm to the Company, which failure continues, or which harm remains unremedied, after ten (10) days’ notice setting forth in reasonable detail the nature of such failure;

(iii)	material breach by you of any provision of this letter that results in material harm to the Company, which breach continues or remains uncured after ten (10) days’ notice setting forth in reasonable detail the nature of such breach; or

(iv)	material fraudulent conduct by you with respect to the Company.

For purposes of this letter, “Good Reason” means the occurrence of one or more of the following without your written consent, provided that you have complied with the Good Reason Process (as defined below):

(i)	a material diminution in your responsibilities, authority or duties as President and Chief Executive Officer;

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Offer Letter – Michael J. Pellini, MD

September 9, 2013

(ii)	a material diminution in your base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or\

(iii)	a material breach by the Company of this letter or any of the agreements you have with the Company relating to the Option or other equity of Foundation Medicine.

For purposes of this letter, the “Good Reason Process” means that (a) you reasonably determine that a Good Reason condition has occurred, (b) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition, (c) you cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason condition, (d) notwithstanding such efforts the Good Reason condition continues to exist, and (e) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

In the event that your employment is terminated by the Company for Cause or by you other than for Good Reason (as provided above), you shall be entitled to receive within ten (10) days of termination only (i) any base salary earned through the date of termination, plus accrued but unused vacation, (ii) payment of any unreimbursed expenses incurred through the date of termination and reimbursable under the terms of this letter, and (iii) any other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter (including, but not limited to, any of the agreements you have with the Company relating to the Option or other equity of Foundation Medicine, but, for clarity, the Company shall have no obligation to pay any bonus as contemplated above). However, if your employment is terminated as a result of your death or disability, the Company will pay Company-paid COBRA continuation medical benefits for you (and your eligible dependents) for a period of 18 months following termination.

No provision of this letter will be deemed to waive any of your rights under the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and any other applicable federal, state or local anti-discrimination laws. You will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise, nor will the amount of any payment provided for herein be reduced by any compensation earned by you as a result of employment by another employer or consulting for another company or by retirement benefits after the date of termination of your employment. Upon any termination of you employment hereunder, you will be entitled to participate in the Company’s group health plan to the extent authorized by 29 U.S.C. § 1161 et seq. (“COBRA”), with such participation at your expense to commence on the later of termination of employment or termination of the period in which post-termination benefits are provided hereunder.

Section 409A Compliance. Any severance payments to you pursuant to the Severance section above (and the corresponding provisions in any stock option agreement and/or restricted stock

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Offer Letter – Michael J. Pellini, MD

September 9, 2013

agreement between the Company and you, if applicable) shall begin only after the date of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended or replaced) (the “Code”), which may occur on or after the date of the termination of your employment, and shall be subject to the following provisions:

(i)	It is intended that each installment of the severance payments (and the corresponding provisions in any stock option agreement and/or restricted stock agreement between the Company and you, if applicable) shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(ii)	If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this letter (and any corresponding provisions in any stock option agreement and/or restricted stock agreement between the Company and you, if applicable).

(iii)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

A. Each installment of the severance payments that, in accordance with the dates and terms set forth in this letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the Short-Term Deferral Period (as defined below) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-I(b)(4) to the maximum extent permissible under Section 409A. “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the “separation from service” occurs and the 15th day of the third month following the end of the Company’s tax year in which the “separation from service” occurs; and

B. Each installment of the severance payments that is not described in clause (iii)(A) above and that would, absent this clause (B), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this letter; provided, however, that the preceding provisions of this clause (B) shall not apply to any installment of severance payments and

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Offer Letter – Michael J. Pellini, MD

September 9, 2013

benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

(iv)	The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(v)	All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(vi)	Notwithstanding any other provision of this letter (or in any stock option agreement and/or restricted stock agreement between the Company and you, if applicable), the Company shall have no liability to you or to any other person if any provisions of this letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

Section 280G Treatment - Pre-IPO. This paragraph shall apply at all time prior to an initial public offering of the Company’s securities. If any payments made, benefits provided or equity awards accelerated to or with regard to you, either separately or in conjunction with other payments, benefits and entitlements, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and thereby is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event at your request the Company will submit for approval or disapproval of the stockholders of the Company, in accordance with the procedures set forth in Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, your right to receive such payments, benefits and/or equity awards, provided however that you agree to first execute a customary waiver with regard to the portion of such payments, benefits and/or equity awards subject to the Excise Tax (to enable effective stockholder approval vote for exemption in situations where exemption is available).

Section 280G Treatment - Post-IPO. This paragraph shall apply at all time after an initial public offering of the Company’s securities. If any payments made, benefits provided or equity awards accelerated to or with regard to you, either separately or in conjunction with other payments, benefits and entitlements, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and thereby is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event the Company also will pay to

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Offer Letter – Michael J. Pellini, MD

September 9, 2013

you a “gross-up” payment in an amount equal to 100% of the amount of the Excise Tax (with regard to all payments, benefits and equity award acceleration) plus 100% of all U.S. federal, state and local income tax or any additional excise tax with respect to any such gross-up payment. Accountants, selected by the Company and that are reasonably acceptable to you, will make, in writing and in good faith, any calculation required under this paragraph unless the Company and you otherwise agree in writing. The accountants may make reasonable assumptions and approximations in applying applicable tax law to make their calculations. The Company and you will furnish to the accountants any information and documents that the accountants may reasonably request. Any gross-up payment shall be paid within sixty (60) days following the determination of the Excise Tax as determined by the accountants but in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by you. Any adjustments made by the Internal Revenue Service shall be treated similarly as provided in this paragraph.

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. As part of your employment with Foundation Medicine, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning Foundation Medicine and its present and future business plans and operations. As a result, in order to protect Foundation Medicine’s legitimate business interests you agree, as a condition of your employment, to sign the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is attached to this letter as Exhibit C.

D&O Insurance. The Company will include you within the coverage of any directors and officers’ liability insurance policy to the full extent that any other director or other executive officer of the Company, as applicable, is so covered. This paragraph will survive the termination of your employment with the Company and while potential liability exists.

No Conflicting Agreements. We understand that you currently are not subject to any agreements that restrict your activities for Foundation Medicine. By accepting this offer, you represent that you are not subject to any agreements which might restrict your conduct at Foundation Medicine; and that you understand that if you become aware at any time during your employment with Foundation Medicine that you are subject to any agreements which might restrict your conduct at Foundation Medicine, you are required to immediately inform Foundation Medicine of the existence of such agreements or your employment by Foundation Medicine could be subject to termination.

I-9 Employment Verification Form. In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. This offer of employment is contingent on your signing an I-9 Employment Verification Form no later than your first day of employment, and you must provide us with appropriate documents to establish your eligibility to work in the United States (for example, Social Security Card, Drivers’ License, U.S. Passport). We will not be able to employ you if you fail to comply with this requirement.

Entire Agreement. This letter, together with Exhibits A, B, C and the Annex (which are incorporated into this letter by reference), will constitute the entire agreement as to your employment relationship with Foundation Medicine and will supersede any prior agreements or understandings, whether in writing or oral.

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

You reaffirm the effectiveness of your existing Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is attached to this Amended and Restated Offer of Employment as Exhibit C. The interpretation of this Offer Letter will be governed by the laws of Massachusetts, without regard to the conflicts of laws principles thereof.

www.foundationmedicine.com

Offer Letter – Michael J. Pellini, MD

September 9, 2013

Please indicate your agreement to the terms herein by countersigning in the place indicated below.

FOUNDATION MEDICINE, INC.

Name	/s/ Alexis Borisy

Title	Chairman

Date	September 9, 2013

Accepted and agreed by:

/s/ Michael J. Pellini
Michael J. Pellini

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EXHIBIT A

Equity Schedule

The table below contains information regarding stock option awards. Except for information regarding the designation of a stock option award as an Acceleration Equity Award or Non-Acceleration Equity Award, the information furnished is for reference purposes only. In the event of a conflict between the information furnished in this table and the Stock Option Agreement for such stock option award, the terms and conditions of the Stock Option Agreement shall govern. You should refer to each Stock Option Agreement for the individual terms and conditions of such stock option award.

Grant		Grant Date	Acceleration Rights
			IPO	Change of Control
2,200,000		May 9, 2011	Yes	Acceleration Equity Award
592,634		January 11, 2012	Yes	Acceleration Equity Award
390,995		March 27, 2012	No	Acceleration Equity Award
350,000		March 7, 2013	No	Acceleration Equity Award
350,000	*	May 21, 2013	No	Acceleration Equity Award

*	grant is subject to conditional vesting terms which are defined in the option agreement

www.foundationmedicine.com

EXHIBIT B

Form of General Release

You hereby acknowledge and agree that by signing this letter agreement and accepting the [Severance Benefits], you are waiving your right to assert any form of legal claim, charge, complaint or any other form of action against the Foundation Medicine Releasees (as defined below) of any kind whatsoever, seeking any Relief against the Foundation Medicine Releasees, from the beginning of time up through and including the later of the [Effective Date] or the [Separation Date], arising from or related to, in whole or in part, the Subject Matter (as defined below) (collectively referred to as “Claims”). You understand that there could be unknown or unanticipated Claims arising from or related to the Subject Matter, and agree that such Claims are intended to be, and are, included in this waiver and release, provided, however, that nothing in this release shall prevent you from asserting (a) any future claim for indemnification that you may have at law or pursuant to (i) the Company’s certificate of incorporation and/or by-laws, (ii) the employment offer letter between you and Foundation Medicine, Inc. dated as of March     , 2011, and any other written agreement to which you and one or more of the Foundation Medicine Entities (as defined below) are party, and (iii) any governing document concerning a group benefit plan provided by or sponsored by the Foundation Medicine Entities and in which you are a participant, administrator or fiduciary, (b) any rights you may have as the holder of securities of Foundation Medicine, Inc. or under any agreements to which you are a party as a holder of the Company’s securities, or (c) any claim for insurance coverage or costs of defense available to you under any policy maintained by the Foundation Medicine Entities.

“Foundation Medicine Entities” means Foundation Medicine, Inc. and any and all of its affiliates and subsidiaries. “Foundation Medicine Releasees” means the Foundation Medicine Entities, and each of their stockholders, directors, officers, employees, agents, successors and assigns. “Relief” means any and all form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, benefits under any bonus or equity compensation plan, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). “Subject Matter” means your employment with, service to, or engagement or interaction in any capacity with the Foundation Medicine Entities, and the termination of any such employment, service, engagement or interaction, including but not limited to any agreements, grant forms, plan documents, or other documents having legal significance to which you and one or more of the Foundation Medicine Entities are a party or are subject.

Without limiting the foregoing general waiver and release, you specifically waive and release the Foundation Medicine Releasees from any Claims arising from or related to your employment relationship with the Foundation Medicine Entities or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts, California or any other state where you worked for the Foundation Medicine Entities) or federal discrimination (including but not limited to the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964), fair employment practices, “whistleblower” or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this letter agreement); (ii) Claims under any other state (including, without limitation, Massachusetts, California or any other state where you worked for the Foundation Medicine Entities) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this letter agreement) relating to wages hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts, California or any other state where you worked for the Foundation Medicine Entities) or federal common law theory; and (iv) any other Claims arising under other state or federal law.

In addition to the foregoing, you hereby agree that you are waiving all rights under Paragraph 1542 of the Civil Code of the State of California. Paragraph 1542 provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Pursuant to Paragraph 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this letter agreement shall remain effective in all respects not withstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims including but not limited to any claims or rights which you may have under Paragraph 1542 of the California Civil Code or any similar law or doctrine of any other state.

Notwithstanding the foregoing, this [Section     ] will not release Foundation Medicine from its obligation to provide the Severance Benefits or with respect to distributions not yet made to you under the terms of Foundation Medicine, Inc.’s 401(k) plan.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Benefits.

Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. The release set forth in this [Section     ] is intended to release any rights you may have against the Foundation Medicine Releasees alleging discrimination on the basis of age. The provisions of OWBPA require that you be given 21 days to consider this letter agreement. However, we are providing you with 45 days (or until                     ) to consider and accept the provisions of this letter agreement. In addition, you may rescind your assent to this letter agreement if, within seven days after the date you sign this letter agreement you deliver a written notice of rescission to me. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven-day period to me at Foundation Medicine, Inc., [address]. On the eighth day following your execution of this letter agreement, it will become final and binding on all parties.

Consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or letter agreement shall be deemed to limit the Foundation Medicine Entities’ right to seek immediate dismissal of such charge or complaint on the basis that your signing of this letter agreement constitutes a full release of any individual rights under federal discrimination laws or the Foundation Medicine Entities’ right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this letter agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

EXHIBIT C

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

(ATTACHED)

Standard Foundation Medicine Form

New Employee Agreement

Revisions Approved November 29, 2010

MODIFIED FOR MICHAEL J. PELLINI, MD

Employee Non-Competition, Non-Solicitation,

Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Foundation Medicine, Inc. (the “Company”), I hereby agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, whether or not disclosed before or after I was first employed by the Company, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the President of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict that it finds to exist.

5. Developments. I hereby assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, all my right, title and interest in and to all Developments (as defined below) that: (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary

Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-Related Developments”), and all patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “Intellectual Property Rights”). I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) were conceived by me before my employment, (ii) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (iii) were not subject to an obligation to assign to another entity when conceived. I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter. I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis. I hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

“Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

If, in the course of my employment with the Company, I incorporate a Development conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”) into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. In the event of the termination of my employment for any reason, I will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies. Any property situated on the Company’s premises and owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company. I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise directly competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this Section, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the

Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies that may be available, will be entitled to specific performance and other injunctive relief.

12. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

16. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. During the Restricted Period following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17. Severability. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

18. Entire Agreement. This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions. In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement will prevail.

19. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. As used in this Agreement, “including” means “including but not limited to.”

BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Michael J. Pellini
(Employee’s full name)

Type or print name:	Michael J. Pellini

Date:	5/9/11

EXHIBIT A

TO:	Foundation Medicine, Inc.

FROM:	Michael J. Pellini

DATE:	5/9/11

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☒	No inventions or improvements

	☐	See below:

	☐	Additional sheets attached

The following is a list of all patents, patent applications and other patent rights that I have invented:

	☒	None

	☐	See below: